Exhibit 19.1

Insider Trading Policy Last Revision Date: February 28, 2023

Section:Tile Shop Holdings, Inc.Policy/Proc. No.:

Scope:All Employees of Tile Shop Doc Owner:Compliance Officer

                                 Holdings, Inc. and The Tile Shop, LLC

Application

This Insider Trading Policy (the “Policy”) applies to all officers, employees, consultants and directors and former directors who left the Board within the previous twelve (12) months (the “Associates”), immediate family members of, and other individuals who share a household with, an Associate, and any person or entity, including corporations, partnerships or trusts, whose transactions are directed by an Associate or are subject to such Associate’s influence or control (collectively with the Associates, the “Covered Persons”) of Tile Shop Holdings, Inc. and its subsidiaries (collectively, the “Company”).

This Policy concerns (a) transactions in the Company’s equity, debt, and derivative securities (collectively, the “Securities”) and (b) the use of Material Nonpublic Information (as defined below) (i) of the Company and (ii) regarding other entities when such Material Nonpublic Information is obtained by an Associate in connection with the Associate’s engagement with the Company.

Directors and executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, and certain other employees and consultants of the Company with access to Material Nonpublic Information, are subject to additional restrictions. As set forth in the Addendum hereto, these “Designated Persons” (i) are prohibited from trading in the Company’s securities during quarterly blackout periods and certain event-specific blackouts and (ii) must pre-clear all transactions in the Company’s Securities.

General Policy

It is the strict policy of the Company that no Covered Person shall misuse Material Nonpublic Information obtained in connection with the Covered Person’s relationship with the Company, including, but not limited to, engaging in any transaction in the Company’s Securities while in possession of Material Nonpublic Information or communicating such Material Nonpublic Information to any individual outside of the Company.

Mandatory Provisions

1.No Trading based on Material Nonpublic Information. No Covered Person shall engage in any transaction involving a purchase or sale of the Company’s Securities (including any offer to purchase or sell) while the Covered Person possesses Material Nonpublic Information concerning the Company. For the avoidance of doubt, gifts of the Company’s securities are subject to this Policy. The period during which this prohibition applies begins on the date that the Covered Person acquires or has access to any Material Nonpublic Information concerning the Company, and ends on the beginning of the third Trading Day (as defined below) following the date of public disclosure of such information, or at such time as such nonpublic information ceases to be material. The term “Trading Day” means a day on which national stock exchanges are open for trading. For example, if Material Nonpublic Information is publicly disclosed before the market opens on Wednesday, trading may begin on Friday morning; if such Material Nonpublic Information is publicly disclosed during the day or after the market closes on Wednesday, trading may begin on the following Monday.

2.Certain Exemptions. Notwithstanding the provisions of Section 1 hereof, Covered Persons may engage in the following transactions (each, an “Exempt Transaction”) while in possession of Material Nonpublic Information, provided that any such transaction shall be cleared with the Company’s Chief Financial Officer and the Covered Person shall not simply assume that a transaction falls within an exemption:

Insider Trading Policy Last Revision Date: February 28, 2023

•	Acquisition of the Company’s Securities pursuant to a stock incentive plan or other employee benefit plans (provided, however that this exemption does not apply to the sale of Securities so acquired);
•

Acquisition of the Company’s Securities pursuant to a previously established election to invest in a Company-sponsored employee benefit plan (provided, however that this exemption does not apply to the sale of Securities so acquired);

•

Acquisition or disposition of Securities pursuant to a previously established trading plan that complies with the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so long as the underlying contract, instruction or plan itself has been approved in accordance with the Policy; and

•	Acquisition or disposition of Securities as a result of a transfer by will or the laws of descent.
•	Acquisition, disposition or conversion of Securities in a transaction directly with the Company.

3.No Tipping; Confidentiality of Nonpublic Information. No Covered Person may disclose to any other person (“Tip”) any Material Nonpublic Information pertaining to the Company. Further, all nonpublic information relating to the Company is the property of the Company. The unauthorized disclosure of all such nonpublic information is forbidden regardless of its materiality. No Covered Person who knows of any Material Nonpublic Information about the Company may communicate it to any person within the Company whose job does not require that information, or outside of the Company to other persons, including but not limited to, family, friends, business associates, investors, and consulting firms.

4.Definition of Material Nonpublic Information. “Material Nonpublic Information” means information that is both material and nonpublic. Information should be regarded as “material” if a reasonable person would attach importance to such information in determining whether to buy, sell or hold a company’s equity, debt, or derivative securities. By way of illustration and not limitation, the following types of information may be material:

•	Financial results, quarterly or annual reports;
•	Projections of future earnings or losses;
•	Pending or proposed mergers, acquisitions, divestitures or joint ventures;
•	Information regarding a company’s products under development;
•	Impending bankruptcy or financial liquidity problems;
•	Gain or loss of a significant customer or supplier;
•	New product or service announcements of a significant nature;
•	Significant product or service problems, defects or modifications;
•	Significant pricing changes;
•	Stock splits;
•	New equity or debt offerings;
•	The effects of any natural disaster, terrorist event or other catastrophic event on the Company’s business, including any epidemic or pandemic;

Insider Trading Policy Last Revision Date: February 28, 2023

•	A significant cybersecurity event, such as a data breach;
•	Actual or threatened litigation; or
•	Changes in senior management.

Information is considered to be “public” if it has been disseminated such that it is available to investors in the market at large or if it has become a matter of public record as a result of governmental filings.

5.Short-Term Trading. The Company encourages you to hold Company Securities purchased in the open market for a minimum of six months and ideally longer. Associates are prohibited from holding Company securities in a margin account, or pledging Company securities in connection with a loan, unless prior written approval has been granted by the Chief Financial Officer. Executive officers and directors must hold securities for at least six months after purchase pursuant to Section 16(b) of the Exchange Act.

6.Prohibition against Short Selling. No Covered Person may engage in any transaction where the Covered Person may benefit from a decline in the Company’s stock price (a “Short Sale”). While only officers or directors of the Company are prohibited by law from engaging in Short Sales, the Company has adopted a policy prohibiting all Covered Persons from engaging in such transactions. Specifically, no Covered Person may, directly or indirectly, sell any Securities of the Company if the Covered Person (i) does not own the Securities sold or (ii) if the Securities are owned, does not either deliver them against such sale within 20 days or does not deposit them in the mail or other usual channels of transportation for such delivery within five (5) days.

7.No Investments in Derivatives of Company Securities. No Covered Person shall invest in Company-based derivative securities, including options, warrants, stock appreciation rights, or similar rights whose value is derived from the value of any equity securities of the Company. This prohibition includes, without limitation, trading in Company-based put or call option contracts or trading in straddles. However, these provisions shall not prohibit receiving, holding and exercising stock options, restricted stock units, or other derivative securities granted under the Company’s equity compensation plans.

8.Additional Provisions for Covered Persons. Directors and officers of the Company and certain other persons, defined in the Addendum to this Policy as “Designated Persons,” are required to comply with the trading window, pre-transaction notification procedures and other restrictions described in the Addendum to this Policy. In addition, all Company personnel are required to notify, and obtain pre-approval from, the Chief Financial Officer prior to entering into, modifying or terminating a Rule 10b5-1 trading plan (providing a copy of such plan and any supporting documentation). Upon confirmation from the Chief Financial Officer or his/her designee of the existence of a trading window, such pre-transaction confirmation is valid until the end of the second full trading day following such confirmation. The Company’s Chief Financial Officer shall maintain written records of requests by Designated Persons for confirmation of a trading window, including the time such confirmation is provided.

Violations; Penalties

The Company has a zero tolerance policy regarding violations of this Policy by any Associate, and any violation by an Associate will be met by the Company imposing sanctions up to and including termination and claw-back of any unlawful gains. Any sanctions imposed by the Company will be in addition to, and not in lieu of, any consequences imposed by under federal securities laws.

The Company’s Chief Financial Officer, with the assistance of external counsel, shall be responsible for overseeing all aspects of the Company’s Insider Trading Policy. All Associates should consult the Company’s Chief Financial Officer with any questions they might have, before engaging in a transaction regarding the Company’s Securities. Officers and supervisors (each, a “Control Person”) must take reasonable measures to ensure that all Associates under the Control Person’s supervision who are reasonably likely to have access to Material Nonpublic Information are aware of insider trading laws. Failure to do so can subject the Control Persons to liability. Any suspected violation of insider trading laws or this Policy must be promptly reported in writing to the Company’s Chief Financial Officer. Anyone who violates insider trading laws or this Policy is subject to disciplinary action up to and including termination with cause.

Insider Trading Policy Last Revision Date: February 28, 2023

Under Federal securities laws, an individual who engages in insider trading is subject to:

•	Civil fines by the United States Securities and Exchange Commission (the “SEC”) of up to three times the profit gained or loss avoided;
•	Injunctive action by the SEC;
•	Private actions for rescission or damages; and
•	Criminal fines up to $5 million and a prison sentence up to 20 years.

The Company, as well as any implicated Control Person, is subject to liability if the Company or the Control Person knew and recklessly disregarded the fact that a person directly or indirectly under the Company’s or the Control Person’s control was likely to engage in insider trading and failed to take appropriate steps to prevent such an act before it occurred. The Company or a Control Person may face civil liability up to the greater of $1 million or three times the profit gained or loss avoided as a result of the inside trade as well as criminal fines of up to $25 million.

Covered Persons may also be liable for improper transactions by any person (a “Tippee”) to whom they have disclosed Material Nonpublic Information. The SEC has imposed large penalties even when the disclosing person did not profit from the trading by a Tippee.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein apply to Material Nonpublic Information relating to other publicly traded companies when such information is obtained in connection with a Covered Person’s relationship with the Company. In addition to civil and criminal penalties, termination of an Associate (with cause) may result from trading on, or providing a Tip with regard to, such Material Nonpublic Information. All Covered Persons should treat nonpublic information obtained in connection with their relationship with the Company regarding other companies and entities with the same care and confidentiality as they would treat nonpublic information about the Company.

Additional Information – Directors and Officers

Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that directors and officers who both purchase and sell the Company’s securities within a six (6) month period must disgorge all profits to the Company, whether or not they had any Material Nonpublic Information about the Company. Under these provisions, and so long as certain other criteria are met, the receipt of an option under the Company’s equity incentive (or similar) plans and the exercise of that option are not deemed “purchases” for the purposes of Section 16; however, the sale of any Securities so acquired are deemed to be “sales” for the purposes of Section 16.

Miscellaneous

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Chief Financial Officer.

Every Associate of the Company has the individual responsibility to comply with this Policy regardless of whether the Company has recommended or mandated a Window Period to that Associate or any other Associate of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s Securities to the extent it is not explicitly prohibited.

An Associate may, from time to time, have to forego a proposed transaction in the Company’s Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Associate believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Insider Trading Policy Last Revision Date: February 28, 2023

Amendment

The Company reserves the right to amend, supplement or discontinue this Policy at any time and without prior notice. The Audit Committee of the Board of Directors, with the input and assistance of external counsel, will review this policy at least annually.

Insider Trading Policy Last Revision Date: February 28, 2023

DESIGNATED PERSONS ADDENDUM

TO THE

INSIDER TRADING POLICY

OF

TILE SHOP HOLDINGS, INC.

Introduction

In addition to the provisions of the Insider Trading Policy of Tile Shop Holdings, Inc. (the “Policy”), certain Designated Persons, as identified in Appendix A hereto, are required to comply with the trading window and pre-transaction notification procedures described below. Directors, officers and more-than-10% shareholders are also subject to Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the “Exchange Act”). In light of Section 16, the Company has adopted certain additional policies with respect to transactions in the Company’s Securities by directors and officers.

Trading Window and Pre-Transaction Notification Procedures

Because Designated Persons have regular access to Material Nonpublic Information, this Addendum requires that such persons comply with the trading window and pre-transaction notification procedures described below. The trading window and advance notice procedures are not applicable to employees other than Designated Persons.

Permitted Trading. Designated Persons may purchase, sell, donate or otherwise transfer Company Securities only during certain window periods (stock options may be exercised at any time so long as trading in the shares acquired pursuant to such exercise does not occur outside the window period). The window during which trades generally will be permitted, provided such trades are entered into after providing pre-transaction notification (see below) and provided that the Designated Person engaging in the transaction is not in possession of Material Nonpublic information, will begin on the third Trading Day following the public release of earnings information for the most recently ended quarter and end on the 15th day of the third calendar month following the end of the immediately preceding fiscal quarter to which such earning information pertained, or if such fifteenth day is not a Trading Day, then on the Trading Day immediately preceding such fifteenth day (such windows are referred to herein as “Trading Windows” or a “Trading Window”). For example, if earnings are publicly disclosed before the market opens on Wednesday, trading may begin on Friday morning; if such earnings are publicly disclosed during the day or after the market closes on Wednesday, trading may begin on the following Monday. In connection with all trades, regardless of date, it is important to remember that it is always illegal to trade on Material Nonpublic Information.

Event-specific Blackout Periods. Trading Windows may be shortened if the Company determines that an event has occurred which causes any Designated Person to possess Material Nonpublic Information about the Company, such as a pending major development. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a Designated Person provides pre-transaction notification, the person will be informed of the existence of a blackout period, but not the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. Even if the Company has not declared an event-specific blackout, no Designated Person should trade while aware of Material Nonpublic Information.

Pre-Transaction Notification of All Trades. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where a person engages in a trade while unaware of a pending major development), Designated Persons who contemplate engaging in any transaction in Company Securities (stock option exercises, acquisitions, dispositions, transfers, gifts, etc.) or in securities of a customer, supplier or other business partner of the Company, must notify the Chief Financial Officer or his/her designee. Upon confirmation from the Chief Financial Officer or his/her designee of the existence of a Trading Window, such pre-transaction notification is valid until the end of the second full trading day following such confirmation. The Chief Financial Officer will maintain written records of requests by Designated Persons for confirmation of a trading window, including the time such confirmation is provided. Even if the Chief Financial Officer or his/her designee confirms the existence of a Trading Window, a person may not engage in the transaction if he

Insider Trading Policy Last Revision Date: February 28, 2023

or she becomes aware of Material Nonpublic Information concerning the Company prior to completing the transaction. If the Chief Financial Officer or his/her designee contemplates engaging in any such transaction, he or she shall provide pre-transaction notification to the Chief Executive Officer.

The pre-transaction notification procedures set forth above will not apply in a limited number of circumstances, as follows:

•

The exercise of stock options, other equity awards or warrants, except that the pre-transaction notification procedures do apply to open market sales of shares acquired through the exercise of any options or warrants, including broker-assisted cashless exercises of options or warrants and any other method of exercise that involves the open market sale of securities. Furthermore, stock option exercises are subject to the terms of the Company’s governing stock option and incentive plans and any agreements entered into between the Company and the holders of such options or warrants.

•

The payment of withholding or employment-related or other taxes by tendering previously-held shares of the Company’s Securities or by having shares withheld that would otherwise be issuable upon the exercise of an option, the vesting of restricted shares, or the vesting of other stock-based awards granted pursuant to the Company’s incentive plans.

•

Acquisitions or dispositions of Company common stock under any 401(k), employee stock purchase plan, individual account plan or dividend reinvestment plan adopted by the Company, under which a director or officer would make periodic contribution of money to the plan pursuant to a payroll deduction election which are made pursuant to standing instructions not entered into or modified while the Designated Person is aware of Material Nonpublic Information or during a blackout period (for clarity, pre-transaction notification does apply to: (1) the initial election to make such contributions, (2) any subsequent modifications to increase or decrease the percentage of contributions made during each pay period or (3) the termination of contributions).

•

Transactions executed pursuant to a contract, instruction or plan that satisfies Rule 10b5-1 of the Exchange Act, so long as the underlying contract, instruction or plan itself has been approved in accordance with the Policy.

Rule 10b5-1 Trading Plans. Notwithstanding the restrictions and prohibitions on trading in Company securities set forth in this Policy, persons subject to this Policy are permitted to effect transactions in Company securities pursuant to approved trading plans established under Rule 10b5-1 of the Exchange Act, which may include transactions during the prohibited periods discussed above. Rule 10b5-1 requires that these transactions be made pursuant to a plan that was established while the person was not in possession of material non-public information, and the SEC requires that these plans not be entered into during any applicable Company-imposed black-out period.  In order to comply with this Policy, the Company must review and pre-approve any such Rule 10b5-1 trading plan prior to its effectiveness and any subsequent modification or termination. After a Rule 10b5-1 trading plan is approved, you must wait for a cooling-off period before the first trade is made under the plan, the length of which will be determined by the Chief Financial Officer,  in accordance with the SEC’s rules and in consultation with the input and assistance of external counsel, with notice of such determination provided by the Chief Financial Officer to the Audit Committee. Once the Rule 10b5-1 trading plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the dates of the trades. The Rule 10b5-1 trading plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Only one Rule 10b5-1 trading plan should be in effect at any one time. Any Rule 10b5-1 trading plans that would call for execution of a single trade are limited to one such plan in a consecutive 12-month period. Any modification of a Rule 10b5-1 trading plan is the equivalent of entering into a new trading plan and cancelling the old trading plan. Company personnel seeking to establish, modify or cancel a Rule 10b5-1 trading plan must contact the Chief Financial Officer.

Insider Trading Policy Last Revision Date: February 28, 2023

Section 16

Liability. Section 16 applies to directors, officers and more-than-10% shareholders of the Company. In general, Section 16(b) provides that any profit realized on a purchase and a sale of Company stock within a six-month period is recoverable by the Company. For this purpose, it does not matter whether the purchase or the sale occurs first. It is not necessary for the same shares to be involved in each of the matched transactions. Losses cannot be offset against gains. Transactions are paired so as to match the lowest purchase price and the highest sale price within a six-month period, resulting in the maximum amount of profit. Good faith on the part of the insider is no defense. If the Company itself does not press a claim, a claim for recovery of the profit may be asserted by any shareholder for the benefit of the Company.

There are many types of transactions that constitute a “purchase” or a “sale” for Section 16 purposes in addition to normal open market transactions. The receipt of an option, warrant or other right to acquire common stock (a “derivative security”) is generally a purchase unless received under certain employee plans. Many unusual corporate reorganizations may be “purchases” or “sales.” “Beneficial” ownership for Section 16 purposes may include indirect ownership, for example, through trusts or estates. In some circumstances, stock held by close relatives of a person may be considered to be owned beneficially by such person, and a purchase (or sale) by one individual may be matched with a sale (or purchase) by his or her close relative to produce a recoverable profit. The provisions also apply to stock registered in a street name.

Reports. As a supplement to the profit recapture provisions of Section 16(b), Section 16(a) includes beneficial ownership reporting provisions. Each director, officer and more-than-10% shareholder is responsible for filing Forms 3, 4 and 5 as required under Section 16(a).

Form 3. Within 10 days of a person becoming an officer, director or 10% shareholder of an Exchange Act reporting company, such person must file an Initial Statement of Beneficial Ownership of Securities, or a Form 3, as it is more commonly known, with the Securities and Exchange Commission (“SEC”). A Form 3 is a statement by each reporting person of the amount of his or her beneficial ownership of each class of non-derivative Securities (e.g., common stock) and derivative securities (e.g., options and warrants) of the Company.

Generally, an individual is deemed a “beneficial owner” of a security if the individual has or shares the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. Special rules apply for the application of the beneficial ownership definition to trust holdings and transactions. In stating the amount of securities owned indirectly through a partnership, corporation, trust or other entity, the reporting person may report the entire amount owned by such entity or, alternatively, his or her proportionate interest in the securities beneficially owned by that entity.

Form 4. When there is a change in an insider’s beneficial ownership of Company Securities, a Form 4 must be filed with the SEC on or before the second business day following most transactions, including the following:

•	purchases and sales;
•	stock option exercises;
•	stock option grants;
•	restricted stock grants;
•	other grants, awards and acquisitions from the Company;
•	gifts of Company securities;
•

dispositions to the Company that satisfy the requirements of Rule 16b-3(e), which includes (i) shares delivered to pay tax withholding amounts or an option exercise price, (ii) surrender of an option in a repricing and (iii) sale of shares;

Insider Trading Policy Last Revision Date: February 28, 2023

•	discretionary transactions pursuant to employee benefit plans where the insider controls a trade date;
•	small acquisitions from the Company; and
•	changes in form of ownership (direct to indirect or indirect to direct), accompanied with a change in pecuniary interest.

Form 5. A Form 5 must be filed each year (within 45 days after the end of the Company’s fiscal year) by insiders to report any exempt transactions, unless voluntarily reported earlier on a Form 4, including the following:

•

acquisitions pursuant to stock allocations under ERISA profit sharing plans and employee stock ownership plans, purchases under 401(k) plans and employee stock purchase plans (not reportable; adjust holdings on next report otherwise filed);

•	certain acquisitions by gift;
•	inheritances;
•	certain small acquisitions (other than from the Company) that total $10,000 or less; and
•	changes in form of ownership from indirect to direct or direct to indirect if no change in pecuniary interest.

Another purpose of the Form 5 is to promote compliance with Section 16 by requiring insiders to report any transactions required to be reported on a Form 4 but which had not been reported during the year. At year-end, officers and directors who have no Form 5 items to report will be required to provide the Company with a written representation that no Form 5 filing is due (i.e., there are no unreported transactions).

Acquisitions of shares through an Employee Stock Purchase Plan or in connection with a stock dividend are not reportable; however, the holdings must be updated to reflect the change on the next Form 4 or 5 otherwise filed. In addition, officers and directors (but not 10% owners) must report any changes which occur after they are no longer insiders if such change takes place within six months of any opposite-way transaction while an insider.

All changes in beneficial ownership (unless covered by a specific exemption) are reportable, not only transactions which are purchases or sales, including Rule 10b5-1 transactions. Reports may be due even though the reported change in beneficial ownership is not a transaction of a type which can be matched for Section 16(b) purposes.

Power of Attorney. It should be noted that even if an individual is unable to personally sign a Form 4 or 5 (e.g., if you are out of town), the SEC permits the form to be signed by another without a prior or simultaneous filing of a power of attorney as long as a power is sent “as soon as practicable” thereafter. The SEC will not excuse a late filing simply because the individual is unavailable. We have designed a standing power of attorney giving certain officers of the Company the authority to sign Forms 4 and 5 on your behalf in order to facilitate timely filings in your absence.

Short Sales. In addition to the foregoing, Section 16(c) prohibits the Company’s directors, officers and more-than-10% shareholders from making “short sales” of any equity Security of the Company. A “short sale” is a sale of securities which the seller does not own at the time or, if owned, securities that will not be delivered for a period longer than 20 days after the sale.

Section 13

All 5% shareholders of the Company are required to file reports under Section 13 of the Exchange Act. This filing requirement is met by filing either the long-form Schedule 13D or the short-form Schedule 13G, depending on whether the shareholder meets certain criteria to be considered a “passive investor,” including amount of ownership

Insider Trading Policy Last Revision Date: February 28, 2023

and intent to effect a change of control of the company. Follow-up reports on either Schedule 13D or 13G will be required if any material changes in shareholdings occur. If an investor is eligible to use Schedule 13G, filings on Schedule 13G are due each succeeding year (or such earlier time as specified by the SEC) if there has been a change in the reported information during the year. If Schedule 13D is required, the investor must promptly file an amendment to report any material changes in the investor’s holdings (defined as 1% of the class of securities) or other specified material developments. No filing is required for Schedule 13G filers where a change in the percentage of shares owned by a reporting person is caused solely by a change in the number of outstanding shares; note, however, that Schedule 13D filers would be required to file an amendment under the same circumstances.

Annual Certification and Compliance

Directors and officers may be required, on at least an annual basis, to certify compliance with the attached Insider Trading Policy and with the additional provisions of this Designated Persons Addendum. In addition, the Company’s directors and officers are subject to the Company’s other policies and procedures concerning confidential information and Securities in effect from time to time.

DO NOT FORGET: ALL TRANSACTIONS IN THE COMPANY’S STOCK BY DESIGNATED PERSONS

ARE SUBJECT TO PRE-TRANSACTION NOTIFICATION PROCEDURES

Insider Trading Policy Last Revision Date: February 28, 2023

ACKNOWLEDGEMENT

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Insider Trading Policy of Tile Shop Holdings, Inc.

By:

Name Printed:

Date:

Insider Trading Policy Last Revision Date: February 28, 2023

APPENDIX A

TO DESIGNATED PERSONS ADDENDUM

TO INSIDER TRADING POLICY

OF

TILE SHOP HOLDINGS, INC.

DESIGNATED PERSONS

The following classes of persons are “Designated Persons” for the purpose of the Insider Trading Policy of Tile Shop Holdings, Inc. (the “Company”). The Company may amend this Appendix from time to time as it deems necessary.

1.All members of the Board of Directors of the Company and any nominee to the Board of Directors whose election is pending approval by the Company’s shareholders (“Directors”).

2.All persons designated as “officers” of the Company as defined in Section 16 of the Securities Exchange Act of 1934, as amended, who are subject to the reporting provisions and trading restrictions thereof (“Officers”).

3.All Company employees who may be notified from time to time by the Company’s Chief Financial Officer (“Designated Employees”).

4.All immediate family members of Directors, Officers and Designated Employees (i.e., spouse or domestic partner, children, parents and siblings, including in each case those related by adoption or through marriage), and any other person whose securities trading is directed by the Director, Officer or Designated Employee or subject to their influence or control, or who shares the same address as the Director, Officer or Designated Employee (other than (1) an employee or tenant of the Director, Officer or Designated Employee or (2) another unrelated person whom the Chief Financial Officer determines should not be covered by this Policy); and

5.All corporations, partnerships, trusts or other entities (other than the Company) controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company Securities.

Insider Trading Policy Last Revision Date: February 28, 2023

TILE SHOP HOLDINGS, INC.

FORM OF PRE-TRADE CERTIFICATION

Name:

Title:

Proposed Transaction Date:

Type of Security to be Traded:

Type of Transaction(s) (e.g., Purchase / Sale / Entry into, Modification or Termination of Rule 10b5-1 Plan (if Plan, please attach) / Gift / Other (please specify)):

Number of Shares Involved (if applicable):

I hereby certify that I am not in possession of any material non-public information about Tile Shop Holdings, Inc. (the “Company”) and / or its subsidiaries.  I understand that material non-public information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company securities or a person’s decision to buy, sell or hold Company securities. I understand that if I trade while in possession of material non-public information, I may be subject to severe civil or criminal penalties and may be subject to discipline by the Company up to and including termination for cause. The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction and agrees to provide such information upon request.

Name:

Date:  ___________________________